SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K


                                CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act

                              October 31, 2005
                              ------------------
                                Date of Report
                      (Date of Earliest Event Reported)

                         Wizzard Software Corporation
                         ----------------------------
            (Exact Name of Registrant as Specified in its Charter)

       Colorado                    000-33381                 87-0575577
       --------                    ---------                 ----------
   (State or other           (Commission File No.)    (IRS Employer I.D. No.)
    Jurisdiction)

                                5001 Baum Blvd.
                        Pittsburgh, Pennsylvania 15213
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                   (Address of Principal Executive Offices)

                                412-621-0902
                                ------------
                         Registrant's Telephone Number

                                     N/A
                         ----------------------------
         (Former Name or Former Address if changed Since Last Report)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
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     On October 31, 2005, the Board of Directors of Wizzard Software
Corporation, a Colorado corporation ("Wizzard" or the "Company"), unanimously resolved to appoint Gordon Berry to serve as the Company's interim Chief Financial Officer pending the appointment and qualification of his successor or his prior removal or resignation. Mr. Berry was appointed to fill the vacancy created by the resignation on September 15, 2005, of his predecessor, William F. McLay. The Company is continuing to search for a permanent replacement to fill the vacancy created by Mr. McLay's resignation.

          Mr. Berry, age 65, has served as a director of Wizzard since February 7, 2001, and of Wizzard Delaware since 1997. Mr. Berry is involved in all of our business, corporate and financial decisions, serving as a guide and counsel for the executive officers and Board of Directors. Since 1990, Mr. Berry has been a consultant to a variety of businesses, assisting them in the areas of sales, marketing and strategic planning. From 1985-1990, Mr. Berry was Vice President of Sales/Marketing for Champion Commercial Industry, a multi-division manufacturer of metal products, where Mr. Berry increased the firm's revenues by 60% while developing several new product lines.

     From 1980-1985, Mr. Berry was Vice President for Trundle Consultants, Inc., where he specialized in all areas of sales and marketing, dealing primarily with firms having sales of less than $100 million annually. From 1974-1979, Mr. Berry ran IMI, a sole proprietorship specializing in venture capital and business consulting. IMI was subsequently merged with Trundle Consultants Inc.

     From 1963-1974, Mr. Berry worked in manufacturing for Electric Products Company, and concluded his tenure as Division Manager and member of the Executive Committee.

     Mr. Berry attended Cornell University and received his Bachelor's degree in Industrial Management from Georgia Tech in 1962.

     There are no family relationships between Mr. Berry and any other director or executive officer of the Company, or any nominee to become such.

Transactions with Management and Others.
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     Except as indicated below, during the past two years, there have been no material transactions, series of similar transactions or currently proposed transactions, to which our Company or any of our subsidiaries was or is to be a party, in which the amount involved exceeded $60,000 and in which any director or executive officer, promoter or founder or any security holder who is known to us to own of record or beneficially more than five percent of our common stock, or any member of the immediate family of any of the foregoing persons, or any promoter or founder had a material interest.

     During the year ended December 31, 2002, Wizzard borrowed a total of $402,183 from five of its stockholders. In March, 2003, we borrowed an additional $22,000. These notes were payable on demand and accrued interest at a rate of prime plus 1%, or approximately 5.75%. During the quarter ended March 31, 2003, we issued 901,778 shares of common stock in payment of $374,183 related party notes payable and $13,323 in related accrued interest. We repaid the remaining $50,000 note payable, with accrued interest of $2,386, in April 2003.

     In April, 2003, we borrowed a total of $10,017 from a stockholder.  The note is payable on demand and accrues interest at a rate of prime plus 1%, or approximately 5.75%, and amounted to $410 at December 31, 2003. On May 3, 2004, Wizzard issued 27,999 shares of its common stock in payment of a $10,016 note payable and $614 in related accrued interest and $78,408 in consulting services.

     On January 8, 2004, a stockholder loaned us an additional $50,000. The note was repaid with interest of $5,000 on January 24, 2004.


                                  SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        WIZZARD SOFTWARE CORPORATION

Date: 10/31/05                           /s/ Christopher J. Spencer
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                                        Christopher J. Spencer
                                        Chief Executive Officer and Director